Exhibit 4.2

BLANKET LIEN PLEDGE AND SECURITY AGREEMENT

among
EACH OF CONEXANT SYSTEMS, INC.
and
THE GRANTORS PARTY HERETO
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Collateral Trustee
dated as of March 10, 2010

i

SCHEDULES
SCHEDULE 5.1 — GENERAL INFORMATION
SCHEDULE 5.2 — COLLATERAL IDENTIFICATION
SCHEDULE 5.3 —REPRESENTATION EXCEPTIONS
SCHEDULE 5.4 — FINANCING STATEMENTS
SCHEDULE 5.5 — LOCATION OF EQUIPMENT AND INVENTORY

EXHIBITS
EXHIBIT A — PLEDGE SUPPLEMENT
EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT
EXHIBIT C — TRADEMARK SECURITY AGREEMENT
EXHIBIT D — PATENT SECURITY AGREEMENT
EXHIBIT E — COPYRIGHT SECURITY AGREEMENT
EXHIBIT F — DEPOSIT ACCOUNT CONTROL AGREEMENT
EXHIBIT G — CONSENT TO EQUITY PLEDGE
Index of Defined Terms

Additional Grantor	24
Agreement	1
Assigned Agreements	1
Bankruptcy Code	8
Board of Directors	1
CFC	9
Collateral	7
Collateral Account	1
Collateral Records	2
Collateral Support	2
Collateral Trust Agreement	1
Collateral Trustee	1
Company	1
Control	2
Controlled Foreign Corporation	2
Controlled Issuer	2
Copyright Licenses	2
Copyrights	2
Excluded Asset	3
Excluded Property	8
First Tier Foreign Subsidiary	3
Grantor	1
Guarantor Obligations	3
Indemnitee	3
Indenture	1
Insurance	3

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Intellectual Property	3
Intellectual Property Security Agreement	3
Internal Revenue Code	3
Investment Accounts	3
Investment Related Property	3
Material Adverse Effect	3
Material Intellectual Property	3
Newport Beach Property	9
Patent Licenses	4
Patents	4
Pledge Supplement	4
Pledged Debt	4
Pledged Equity Interests	4
Pledged LLC Interests	4
Pledged Partnership Interests	4
Pledged Stock	5
Qualified Related Receivable Rights	5
Receivable	5
Receivables Entity	5
Records	5
Related Inventory Rights	5
Related Receivable Rights	5
Restoration	22
Secured Debt Default	6
Secured Obligations	6
Secured Parties	6
Securities	6
Securities Act	6
Trade Secret Licenses	6
Trade Secrets	6
Trademark Licenses	6
Trademarks	6
Trustee	1
UCC	7
United States	7

iii

BLANKET LIEN PLEDGE AND SECURITY AGREEMENT
This BLANKET LIEN PLEDGE AND SECURITY AGREEMENT is dated as of March 10, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among CONEXANT SYSTEMS, INC. (the “Company”), and each of the subsidiary guarantors party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (the Company and each such additional party, a “Grantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Trustee for the Secured Parties (as herein defined) (in such capacity as Collateral Trustee, together with its successors and permitted assigns, the “Collateral Trustee”).
RECITALS:
WHEREAS, reference is made to (a) that certain Indenture dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Company, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee thereunder (the “Trustee”), and (b) that certain Collateral Trust Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”) by and among the Company, the subsidiary guarantors from time to time party thereto, the Trustee and the Collateral Trustee; and
WHEREAS, each Grantor has agreed to secure such Grantor’s obligations under the Indenture and any future Shared Lien Documents (as defined in the Collateral Trust Agreement) as set forth herein; and
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Trustee agree as follows:
SECTION 1. DEFINITIONS; INTERPRETATION.
1.1	General Definitions. In this Agreement, the following terms shall have the following meanings:
“Assigned Agreements” means all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, other than agreements and contracts constituting Excluded Assets, including, without limitation, each material contract (including, without limitation, those so identified on Schedule 5.2(VI), as each such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Shared Lien Documents.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Collateral Account” means any account established by the Collateral Trustee pursuant to Section 6.11 of this Agreement, which shall be a Deposit Account.
“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a Lien or security interest in such real or personal property.
“Control” means: (1) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (2) with respect to any Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (3) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (4) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (5) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (6) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (7) with respect to any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.
“Controlled Foreign Corporation” means “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.
“Controlled Issuer” means any issuer that any Grantor beneficially owns and controls in the aggregate (a) at least 51%, on a fully-diluted basis, of the voting power in the Capital Stock of such issuer and (6) equity interests in such issuer sufficient to elect a majority of the Board of Directors of such issuer.
“Copyright Licenses” means any and all agreements, licenses and covenants providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time in accordance with the terms of the Collateral Trust Agreement).
“Copyrights” means all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(II) under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time in accordance with the terms of the Collateral Trust Agreement), (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
“Excluded Asset” means any asset of any Grantor excluded from the security interest hereunder by virtue of Section 2.2 hereof but only to the extent, and for so long as, so excluded thereunder.
“First Tier Foreign Subsidiary” means any Restricted Subsidiary organized outside the United States that is directly owned by the Company or a Grantor.
“Guarantor Obligations” means, with respect to any Grantor other than the Company, all obligations and liabilities of such Grantor which may arise under or in connection with this Agreement or any other Shared Lien Document to which such Grantor is a party (including, without limitation, Article 11 of the Indenture), in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all attorney costs that are required to be paid by such Grantor pursuant to the terms of this Agreement or any other Shared Lien Document).
“Indemnitee” means the Collateral Trustee, and its and its Affiliates’ officers, partners, directors, trustees, employees, agents.
“Insurance” means all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Trustee is the loss payee thereof).
“Intellectual Property” means, the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses, and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.
“Intellectual Property Security Agreement” means each intellectual property security agreement executed and delivered by the applicable Grantors, substantially in the form set forth in Exhibit C, Exhibit D and Exhibit E, as applicable.
“Internal Revenue Code” means the Internal Revenue Code of 1986 (U.S.C. Title 26), as amended.
“Investment Accounts” means the Collateral Account and Commodity Accounts.
“Investment Related Property” means: (i) all “investment property” (as such term is defined in Article 9 of the UCC) other than Securities Accounts (as defined in Section 8-501 of the UCC) and “investment property” contained in such Securities Accounts and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.
“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations or financial condition of the Company or the Company and its Subsidiaries taken as a whole (b) the rights and remedies of the Collateral Trustee under any Shared Lien Document or (c) the ability of any Grantor to perform its obligations under any Shared Lien Document to which it is a party.

“Material Intellectual Property” means any Intellectual Property included in the Collateral that is material to the business of any Grantor or is otherwise of material value.
“Patent Licenses” means all agreements, licenses and covenants providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time in accordance with the terms of the Collateral Trust Agreement).
“Patents” means all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, without limitation: (i) each patent and patent application required to be listed in Schedule 5.2(II) under the heading “Patents” (as such schedule may be amended or supplemented from time to time in accordance with the terms of the Collateral Trust Agreement), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
“Pledge Supplement” means any supplement to this Agreement in substantially the form of Exhibit A.
“Pledged Debt” means all indebtedness for borrowed money owed to any Grantor, whether or not evidenced by any Instrument, including, without limitation, all indebtedness described on Schedule 5.2(I) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time in accordance with the terms thereof), issued by the obligors named therein, the instruments, if any, evidencing any of the foregoing, any other promissory note at any time issued to or held by any Grantor, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.
“Pledged Equity Interests” means all Pledged Stock, Pledged LLC Interests, and Pledged Partnership Interests (excluding any Excluded Assets).
“Pledged LLC Interests” means all interests owned by a Grantor in any limited liability company and each series thereof including, without limitation, all limited liability company interests listed on Schedule 5.2(I) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests (excluding any Excluded Assets).
“Pledged Partnership Interests” means all interests owned by a Grantor in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 5.2(I) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests (excluding any Excluded Assets).
“Pledged Stock” means all shares of Capital Stock owned by a Grantor, including, without limitation, all shares of Capital Stock described on Schedule 5.2(I) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares (excluding any Excluded Assets).
“Qualified Related Receivable Rights” means, with respect to a Receivable, whether now existing or hereafter acquired or arising, those property and related rights that are customarily sold, conveyed or otherwise transferred (as determined by an Officer’s Certificate at the time the applicable facility providing for a Qualified Receivables Transaction (as defined under the Collateral Trust Agreement) is established) to a Receivables Entity in connection with an asset securitization involving Receivables including, without limitation, (a) the goods represented by such Receivable and all goods returned by or reclaimed, repossessed or recovered from the debtor of such Receivable, (b) all books and records relating such Receivable, (c) rights in and to any contract or agreement which gives rise to such Receivable, (d) all accounts, instruments, general intangibles, documents, chattel paper and letter of credit rights related to such Receivable, (e) all of the collections or payments received and all rights to receive payment and collections on such Receivable, (f) any rights of stoppage in transit, replevin, and reclamation relating to such goods or Receivable, (g) rights in and to all security for such goods or the payment of such Receivable and guaranties thereof, (h) any collections or casualty insurance proceeds or proceeds from any receivables or other insurance collected or paid on account of such Receivable or any of the foregoing, and (g) any rights against third parties with respect thereto.
“Receivable” means a right to receive payment arising from a sale or lease of goods (other than in respect of goods constituting Collateral which are not Inventory) or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for such goods or services under terms that permit the purchase of such goods and services on credit and will include, in any event, any items of property received in respect of the sale or lease of such goods or services that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the UCC.
“Receivables Entity” has the meaning assigned thereto in the Indenture.
“Records” has the meaning assigned thereto in the UCC.
“Related Inventory Rights” means, with respect to any Inventory, any “supporting obligations” (as defined in the UCC) related thereto, any documents of title for such Inventory, all Records in respect thereof, any commercial tort claims or other claims and causes of action to the extent related primarily to such Inventory and any substitutions, replacements, accessions, products and proceeds thereof, provided that in no event shall Related Inventory Rights include intellectual property of the Grantors (for the avoidance of doubt, this proviso shall not prevent the grant of a non-exclusive license in the Intellectual Property of the Grantors).
“Related Receivable Rights” means, with respect to any Receivable, any “supporting obligations” (as defined in the UCC) related thereto, all Records in respect thereof, any commercial tort claims or other claims and causes of action to the extent related primarily to such Receivable and any substitutions, replacements, accessions, products and proceeds thereof .
“Secured Debt Default” means an Event of Default, as defined in the Indenture and/or a Shared Lien Default, as defined in the Collateral Trust Agreement.
“Secured Obligations” means (i) in the case of the Company, its Shared Lien Obligations (as defined in the Collateral Trust Agreement), and (ii) in the case of each other Grantor, its Guarantor Obligations.
“Secured Parties” means the holders of the Shared Lien Obligations.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended.
“Trademark Licenses” means any and all agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Trademark Licenses” (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof).
“Trademarks” means all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(II) under the heading “Trademarks“(as such schedule may be amended or supplemented from time to time in accordance with the terms hereof), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
“Trade Secret Licenses” means any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Trade Secret Licenses” (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof).
“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing: (i) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
“United States” means the United States of America.
     1.2 Certain Definitions; Interpretation.
          (a) In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Account Debtor, As-Extracted Collateral, Bank, Certificated Security, Chattel Paper, Consignee, Consignment, Consignor, Commercial Tort Claims, Commodity Account, Commodity Contract, Commodity Intermediary, Deposit Account, Document, Entitlement Order, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangible, Goods, Health-Care-Insurance Receivable, Instrument, Inventory, Letter of Credit Right, Manufactured Home, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.
          (b) All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Collateral Trust Agreement. The incorporation by reference of terms defined in the Collateral Trust Agreement shall survive any termination of the Collateral Trust Agreement until this Agreement is terminated as provided in Section 11 hereof. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. If any conflict or inconsistency exists between this Agreement and the Collateral Trust Agreement, the Collateral Trust Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.
SECTION 2. GRANT OF SECURITY.
     2.1 Grant of Security. Each Grantor hereby grants to the Collateral Trustee, for the ratable benefit of the Secured Parties, a security interest in and continuing Lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor, subject to the limitations set forth inSection 2.2, including, but not limited to the following, in each case whether now owned or existing or hereafter acquired, created or arising in which any Grantor now has or hereafter acquires an interest and wherever located (all of which being hereinafter collectively referred to as the “Collateral”) as collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the bankruptcy code of the United States (11 U.S.C. and related provisions) (the “Bankruptcy Code”) (and any successor provision thereof)), of such Grantor’s Secured Obligations:
          (a) Accounts;
          (b) Chattel Paper;
          (c) Documents;
          (d) Fixtures
          (e) General Intangibles;
          (f) Goods (including, without limitation, Inventory and Equipment);
          (g) Instruments;
          (h) Insurance;
          (i) Intellectual Property;
          (j) Investment Related Property (excluding Deposit Accounts except for the Collateral Account);
          (k) Letter of Credit Rights;
          (l) Money;
          (m) Commercial Tort Claims now or hereafter listed on Schedule 5.2(III) (as amended from time to time in accordance with the terms hereof);
          (n) to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and
          (o) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
     2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to any of the following (collectively, the “Excluded Property”).

          (a) any lease, license, contract or agreement to which the Company or any Grantor is a party, and any of its rights or interest thereunder, if and to the extent, but only to the extent, that a security interest in such lease, license, contract or agreement is prohibited by or in violation of:
          (i) any law, rule or regulation applicable to the Company or such Grantor, or
          (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity);
provided, however, that the Collateral shall include (and a security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i) or (ii) above; provided, further, that the exclusions referred to in this clause 2.2(a) shall not include any “proceeds” (as defined in the UCC (or any successor provision or provisions) of any relevant jurisdiction) of any such lease, license, contract or agreement;
          (b) all:
          (i) Receivables and Related Receivable Rights; and
          (ii) to the extent a Receivable was sold to a Receivables Entity pursuant to a Qualified Receivables Transaction (as defined in the Indenture) permitted by the terms of the Indenture and any other Shared Lien Documents, any Qualified Related Receivable Rights with respect to such Receivable but only to the extent such Qualified Related Receivable Rights were required to be transferred to the Receivables Entity free and clear of all Liens
          (c) any of:
          (i) the outstanding Capital Stock of any “controlled foreign corporation” (as defined in the Internal Revenue Code) (a “CFC”) in excess of 65% of the voting power of all classes of Capital Stock of such CFC entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of Capital Stock in a CFC without adverse tax consequences, the Collateral shall include, and the security interest granted by the Company and each Grantor shall attach to, such greater percentage of Capital Stock of each CFC;
          (ii) the outstanding Capital Stock of a CFC other than a First Tier Foreign Subsidiary; and
          (iii) the membership interests of Conexant CF LLC, a Delaware limited liability company;
          (d) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;
          (e) the real property owned by the Company and located at 4311-4321 Jamboree Road, Newport Beach, California 92660 (the “Newport Beach Property”), provided that such property will no longer constitute Excluded Property at any time on or after January 1, 2011 if prior to such date such property has not been transferred in a bona fide sale to a third party that is not an Affiliate of the Company;
          (f) any leasehold interest in real property;
          (g) all cash (other than cash proceeds of the Collateral or other amounts required to be deposited into the Collateral Account pursuant to Section 6.11 hereof), Deposit Accounts (other than the Collateral Account) and Securities Accounts;
          (h) any motor vehicles, vessels and aircraft or other property subject to a certificate of title statute of any jurisdiction; and
          (i) any Capital Stock in any joint venture with a third party that is not an affiliate to the extent a pledge of such Capital Stock is prohibited by the documents governing such joint venture.
In the event that the Company or any Grantor enters into any credit facility secured by Inventory (among other collateral that may secure such credit facility, if any) providing for a commitment to extend Revolving Credit Debt in an aggregate principal amount of at least $5,000,000 that is permitted pursuant to the terms of the Indenture and any Shared Lien Documents, the Liens granted hereby on such Inventory and any Related Inventory Rights will be released on the date the Company enters into such Revolving Credit Debt facility, and such Inventory and Related Inventory Rights then owned or later acquired will no longer constitute Collateral. Notwithstanding the foregoing, the Collateral shall include, and the security interest granted by the Company and each Grantor shall attach, to such property or asset referred to in clauses (b) through (i) of this definition to the extent that the Company or any Grantor grants or permits any Lien on such property or asset to secure any Shared Lien Obligation.
SECTION 3. GRANTORS REMAIN LIABLE
Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Trustee or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Trustee nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Trustee nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Trustee of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. CERTAIN PERFECTION REQUIREMENTS
     4.1 Delivery Requirements.
          (a) With respect to any Certificated Securities included in the Collateral, each Grantor shall deliver to the Collateral Trustee the Security Certificates evidencing such Certificated Securities duly indorsed by an effective endorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Trustee or in blank. In addition, each Grantor shall cause any certificates evidencing any Pledged Equity Interests, including, without limitation, any Pledged Partnership Interests or Pledged LLC Interests, to be similarly delivered to the Collateral Trustee regardless of whether such Pledged Equity Interests constitute Certificated Securities.
          (b) With respect to any Instruments or Tangible Chattel Paper included in the Collateral, each Grantor shall deliver to the Collateral Trustee all such Instruments or Tangible Chattel Paper to the Collateral Trustee duly indorsed in blank.
     4.2 Control Requirements.
          (a) With respect to the Collateral Account included in the Collateral, each Grantor shall ensure that the Collateral Trustee has Control thereof. Without limiting the generality of the foregoing, with respect to the Collateral Account, each Grantor shall cause the depositary institution maintaining such account to enter into a control agreement substantially in the form of Exhibit F hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Trustee), pursuant to which the Bank shall agree to comply with the Collateral Trustee’s instructions with respect to disposition of funds in the Collateral Account without further consent by such Grantor. With respect to any Commodity Accounts or Commodity Contracts, each Grantor shall cause Control in favor of the Collateral Trustee in a manner reasonably acceptable to the Collateral Trustee.
          (b) With respect to any Uncertificated Security included in the Collateral, each Grantor shall cause the issuer of such Uncertificated Security to either (i) register the Collateral Trustee as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Trustee), pursuant to which such issuer agrees to comply with the Collateral Trustee’s instructions with respect to such Uncertificated Security without further consent by such Grantor.
          (c) With respect to any material Letter of Credit Rights included in the Collateral (other than any Letter of Credit Rights constituting a Supporting Obligation for a Receivable in which the Collateral Trustee has a valid and perfected security interest), Grantor shall ensure that Collateral Trustee has Control thereof by obtaining the written consent of each issuer of each related letter of credit to the assignment of the proceeds of such letter of credit to the Collateral Trustee.
          (d) With respect to any Electronic Chattel Paper or “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) included in the Collateral, Grantor shall ensure that the Collateral Trustee has Control thereof.

     4.3 Intellectual Property Recording Requirements.
          (a) In the case of any Collateral (whether now owned or hereafter acquired) consisting of issued U.S. Patents and applications therefor, each Grantor shall execute and deliver to the Collateral Trustee Patent Security Agreements in substantially the form of Exhibit D hereto (or a supplement thereto) covering all such Patents in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Trustee.
          (b) In the case of any Collateral (whether now owned or hereafter acquired) consisting of registered U.S. Trademarks and applications therefor, each Grantor shall execute and deliver to the Collateral Trustee a Trademark Security Agreement in substantially the form of Exhibit C hereto (or a supplement thereto) covering all such Trademarks in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Trustee.
          (c) In the case of any Collateral (whether now owned or hereafter acquired) consisting of registered U.S. Copyrights and exclusive Copyright Licenses in respect of registered U.S. Copyrights for which any Grantor is the licensee, each Grantor shall (at the time of first acquiring an interest in such U.S. Copyrights and exclusive Copyright Licenses in respect of registered U.S. Copyrights for which any Grantor is the licensee) execute and deliver to the Collateral Trustee a Copyright Security Agreement in substantially the form of Exhibit E hereto (or a supplement thereto) covering all such Copyrights and Copyright Licenses in appropriate form for recordation with the U.S. Copyright Office with respect to the security interest of the Collateral Trustee.
     4.4 Other Actions.
          (a) With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral, if the Grantors own less than 100% of the equity interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, Grantors shall use their commercially reasonable efforts to obtain the consent (substantially in the form of Exhibit G) of each other holder of partnership interest or limited liability company interests in such issuer to the security interest of the Collateral Trustee hereunder and during the continuance of a Secured Debt Default, the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Collateral Trustee or its designee, and to the substitution of the Collateral Trustee or its designee as a partner or member with all the rights and powers related thereto.
          (b) Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property that constitutes Collateral hereunder to the Collateral Trustee and without limiting the generality of the foregoing consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Trustee or its designee if a Secured Debt Default has occurred and is continuing and to the substitution of the Collateral Trustee or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto if a Secured Debt Default has occurred and is continuing.
     4.5 Timing and Notice. With respect to any Collateral in existence on the date hereof, each Grantor shall use commercially reasonable efforts to comply with the requirements of Section 4 on the date hereof and, should any Grantor be unable to comply with the requirements of this Section 4 on the date hereof after employing such commercially reasonable efforts with respect to any Collateral in existence on the date hereof, such Grantor shall use commercially reasonable efforts with respect to such Collateral to comply with the requirements of this Section 4 within ninety (90) days of the date hereof. Each Grantor shall promptly inform the Collateral

Trustee of its acquisition of any Collateral for which any action is required by Section 4 hereof (including, for the avoidance of doubt, the filing of any applications for, or the issuance or registration of, any Patents, Copyrights or Trademarks). With respect to any such Collateral hereafter owned or acquired, such Grantor shall comply with such requirements within 10 (ten) days of Grantor acquiring rights therein; provided that notwithstanding the 10 (ten) day requirement above, (a) with respect to Collateral owned by any Grantor that becomes evidenced by an Instrument, Certificated Security or Chattel Paper with a value in excess of $250,000, such Grantor shall have 30 (thirty) days to deliver such Instrument, Certificated Security or Chattel Paper to the Collateral Trustee, (b) with respect to any Intellectual Property for which a Grantor shall (i) file an application for registration with the United States Patent and Trademark Office or the United States Copyright Office, (ii) file a statement of use or any amendment to allege use with respect to any “intent to use” trademark application or (iii) acquire any patent, registered trademark, registered copyright or any application for the foregoing, such Grantor shall report such filing to the Collateral Trustee within thirty (30) days after the last day of the fiscal quarter in which such filing or acquisition occurs, and (c) with respect to any after acquired real property acquired by any Grantor after the Issue Date (as defined in the Indenture), such Grantor shall execute and deliver such mortgages, deeds of trust, security instruments and other documentation required by applicable law to vest in the Collateral Trustee a perfect security interest in such after-acquired real property within ninety (90) days of the acquisition of such after-acquired real property.
SECTION 5. REPRESENTATIONS AND WARRANTIES.
Each Grantor hereby represents and warrants, on the date hereof and on the date of Incurrence of any Shared Lien Obligation that:
     5.1 Grantor Information & Status.
          (a) Schedule 5.1(A) & (B) (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof) sets forth under the appropriate headings: (1) the full legal name of such Grantor, (2) all trade names or other names under which such Grantor currently conducts business, (3) the type of organization of such Grantor, (4) the jurisdiction of organization of such Grantor, (5) its organizational identification number, if any, and (6) the jurisdiction where the chief executive office or its sole place of business is located.
          (b) except as provided on Schedule 5.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five (5) years;
          (c) except as provided in Schedule 5.1(D), it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated;

          (d) such Grantor has been duly organized and is validly existing as an entity of the type as set forth opposite such Grantor’s name on Schedule 5.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 5.1(A) and remains duly existing as such. Such Grantor has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction; and
          (e) no Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).
          (f) the execution, delivery and performance by such Grantor of this Agreement are within such Grantor’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate the terms of such Grantor’s organizational documents, (b) violate or result in any breach of, or the creation of any Lien under (other than Liens created by this Agreement and other Permitted Liens), or require any payment to be made under (i) any contractual obligation to which such Grantor is a party or which is binding upon such Grantor or the properties of such Grantor or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Grantor or its property is subject; or (c) violate any law; except with respect to any violation or breach (but not creation of Liens) referred to in clause (b) and (c) above, to the extent that such violation or breach could not reasonably be expected to have a Material Adverse Effect; and
          (g) this Agreement has been duly executed and delivered by each Grantor, and constitutes a legal, valid and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     5.2 Collateral Identification, Special Collateral.
          (a) Schedule 5.2 (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof) sets forth under the appropriate headings all of such Grantor’s: (1) Pledged Equity Interests, (2) Pledged Debt, (3) Commodity Contracts and Commodity Accounts, (4) United States and foreign registrations and issuances of and applications for Patents, Trademarks, and Copyrights owned by each Grantor, (5) Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses, in each case that constitute Material Intellectual Property, (6) Commercial Tort Claims, (7) Letter of Credit Rights for letters of credit, (8) the name and address of any warehouseman, bailee or other third party in possession of any Inventory, Equipment and other tangible personal property. Each Grantor shall supplement such schedules as necessary to ensure that such schedules are accurate on the date of incurrence of any Shared Lien Debt, unless waived by the Collateral Trustee in accordance with the terms of the Collateral Trust Agreement;
          (b) none of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) Health-Care-Insurance Receivables; (5) timber to be cut, or (6) aircraft, aircraft engines, satellites, ships or railroad rolling stock. No material portion of the collateral consists of motor vehicles or other goods subject to a certificate of title statute of any jurisdiction; and
          (c) all written information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

     5.3 Ownership of Collateral and Absence of Other Liens.
          (a) except as set forth on Schedule 5.3(a), it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, developed or created (including by way of lease or license), will continue to own or have such rights in each item of the Collateral (except as otherwise permitted by the Shared Lien Documents), in each case free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, (i) Liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than any Permitted Liens and (ii) the Lien granted to the Collateral Trustee pursuant to this Agreement; and
          (b) other than any financing statements filed in favor of the Collateral Trustee, no effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to the Collateral Trustee for filing and (y) financing statements filed in connection with Permitted Liens. Other than the Collateral Trustee and any automatic control in favor of a Bank or commodity intermediary maintaining a Deposit Account, or Commodity Contract, no Person is in Control of any Collateral.
     5.4 Status of Security Interest.
          (a) upon the filing by each Grantor of financing statements naming each Grantor as “debtor” and the Collateral Trustee as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.4 hereof (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof), the security interest of the Collateral Trustee in all Collateral in the United States that can be perfected by the filing of a financing statement under the UCC as in effect in the relevant jurisdiction will constitute a valid, perfected, first priority Liens subject in the case of priority only, to any Permitted Liens with respect to such Collateral. Each agreement purporting to give the Collateral Trustee Control over any Collateral is effective to establish the Collateral Trustee’s Control of the Collateral subject thereto;
          (b) to the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation by each Grantor of the security interests granted hereunder in Patents, Trademarks, Copyrights and exclusive Copyright Licenses in the applicable intellectual property registries, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to the Collateral Trustee hereunder shall constitute valid, perfected, first priority Liens (subject, in the case of priority only, to Permitted Liens);
          (c) no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Trustee hereunder or (ii) the exercise by Collateral Trustee of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (a) above and (B) as may be required, in connection with the disposition of any Investment Related Property that constitutes Collateral hereunder, by laws generally affecting the offering and sale of Securities; and
          (d) each Grantor is in compliance with its obligations under Section 4 hereof.

     5.5 Goods.
          (a) No material portion of any Goods now or hereafter produced by any Grantor and included in the Collateral have been or will be produced in violation of the requirements of the Fair Labor Standards Act, as amended, or the rules and regulations promulgated thereunder; and
          (b) other than any Inventory or Equipment in transit, all of the Equipment and Inventory included in the Collateral is located only at the locations specified in Schedule 5.5 (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof).
     5.6 Pledged Equity Interests, Investment Related Property.
          (a) it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests. All of the Pledged Equity Interests as to which the Company or a Restricted Subsidiary is the issuer have been duly and validly issued and are fully paid and nonassessable;
          (b) no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Collateral Trustee in any Pledged Equity Interests or the exercise by the Collateral Trustee of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained; and
          (c) all of the Pledged LLC Interests and Pledged Partnership Interests are or represent interests that by their terms provide that they are securities governed by the UCC of an applicable jurisdiction.
     5.7 Intellectual Property.
          (a) Except as set forth on Schedule 5.3, (i) it is the sole and exclusive owner of the entire right, title, and interest in and to the Intellectual Property listed on Schedule 5.2(II)(A), (C) and (E) (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof), and, (ii) to such Grantor’s knowledge, except as would not be expected to result in a Material Adverse Effect, it owns or has the valid right to use and, where Grantor does so, sublicense others to use, all other Intellectual Property used in or necessary to conduct its business;
          (b) no Copyright registrations, or applications therefore, are Material Intellectual Property;
          (c) all Material Intellectual Property of such Grantor is, to such Grantor’s knowledge, subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any of the Material Intellectual Property the subject of a reexamination proceeding, and, except in the exercise of such Grantor’s reasonable business judgment, each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks in full force and effect;
          (d) to such Grantor’s actual knowledge, all of its registered or issued Material Intellectual Property is valid and enforceable; no holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority adversely affecting the validity, enforceability, or scope of, or such Grantor’s right to register, own or use, any Material Intellectual Property, and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened in writing;
          (e) except as set forth on Schedule 5.3, all registrations, issuances and applications for Copyrights, Patents and Trademarks of such Grantor are standing in the name of such Grantor, and none of the Trademarks, Patents, Copyrights or Trade Secrets owned by such Grantor has been licensed by such Grantor to any Affiliate or third party where such license (i) restricts such Grantor’s use or exploitation of any such Intellectual Property in the operation of its business in any material respect or (ii) is material to the business of such Grantor, except as disclosed in Schedule 5.2(II) (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof);
          (f) each Grantor, in the exercise of its reasonable business judgment, has used appropriate statutory notices of registration in connection with its use of registered Trademarks to the extent constituting Material Intellectual Property;
          (g) to the extent such Grantor has not engaged in patent marking practices in connection with its use of Patents, such decision has been made in such Grantor’s reasonable business judgment and is consistent with industry standards, except as would not be expected to result in a Material Adverse Effect;
          (h) each Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets constituting Material Intellectual Property in accordance with industry standards;
          (i) each Grantor controls the nature and quality in accordance with industry standards of all products sold and all services rendered under or in connection with all Trademarks of such Grantor, in each case consistent with industry standards, and has taken all action which, in its reasonable business judgment, is necessary or desirable to insure that all licensees of the Trademarks owned by such Grantor comply with such Grantor’s standards of quality, in each case, to the extent such Trademarks constitute Material Intellectual Property;
          (j) except as set forth on Schedule 5.3, (i) to such Grantor’s knowledge, the conduct of such Grantor’s business does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property right of any other Person; (ii) no claim has been made in writing that the use of any Intellectual Property owned or used by such Grantor (or any of its respective licensees) infringes, misappropriates, dilutes or otherwise violates the asserted rights of any other Person; and (iii) to such Grantor’s knowledge, no demand that such Grantor enter into a license or co-existence agreement has been made but not resolved, in each case except as would not be expected to result in a Material Adverse Effect;
          (k) except as set forth on Schedule 5.3, to the best of such Grantor’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Material Intellectual Property owned, licensed or used by such Grantor, or any of its respective licensees, except as would not be expected to result in a Material Adverse Effect; and
          (l) except as set forth on Schedule 5.3, no settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases have been entered into by such Grantor or bind such Grantor in a manner that could adversely affect such Grantor’s rights to own, license or use any Material Intellectual Property.

     5.8 Miscellaneous. No material contract prohibits assignment or requires consent of or notice to any Person in connection with the assignment to the Collateral Trustee hereunder, except such as has been given or made.
SECTION 6. COVENANTS AND AGREEMENTS.
Each Grantor hereby covenants and agrees that:
     6.1 Grantor Information & Status. Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Shared Lien Documents, it shall not change such Grantor’s name, identity, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), sole place of business, chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (a) notified the Collateral Trustee in writing at least fifteen (15) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business, chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Collateral Trustee may reasonably request and (b) taken all actions necessary or to maintain the continuous validity, perfection and the same or better priority of the Collateral Trustee’s security interest in the Collateral granted or intended to be granted and agreed to hereby, which shall include, without limitation, executing and delivering to the Collateral Trustee a completed Pledge Supplement together with all Supplements to Schedules thereto, substantially in the form of Exhibit A attached hereto, confirming the grant of the security interest hereunder.
     6.2 Collateral Identification; Special Collateral.
            (a) In the event that it hereafter acquires any Collateral of a type described in Section 5.2(b) hereof, it shall promptly notify there Collateral Trustee thereof in writing and take such actions and execute such documents and make such filings all at Grantor’s expense as the Collateral Trustee may reasonably request in order to ensure that the Collateral Trustee has a valid, perfected, first priority security interest in such Collateral, subject in the case of priority only, to any Permitted Liens. Notwithstanding the foregoing, no Grantor shall be required to notify the Collateral Trustee or take any such action unless such Collateral is of a material value or is material to such Grantor’s business.
             (b) In the event that it hereafter acquires or has any Commercial Tort Claim, it shall deliver to the Collateral Trustee a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.
     6.3 Ownership of Collateral and Absence of Other Liens.
             (a) Except for the security interest created by this Agreement or otherwise in favor of Collateral Trustee, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;

          (b) Upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Collateral Trustee in writing of any event that occurs with respect to the Collateral that may have a Material Adverse Effect on the value of the Collateral or any material portion thereof, the ability of any Grantor or the Collateral Trustee to dispose of the Collateral or any material portion thereof, or the rights and remedies of the Collateral Trustee in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof; and
          (c) Each Grantor shall not sell, transfer or assign (by operation of law or otherwise) or exclusively license to another Person any Collateral except as otherwise permitted or not prohibited by the Shared Lien Documents.
      6.4 Status of Security Interest. Subject to each Grantor’s obligations under Section 4 hereof and the limitations set forth in the following sentence, each Grantor shall maintain the security interest of the Collateral Trustee hereunder in all Collateral as valid, perfected, first priority Liens (subject, in the case of priority only, to Permitted Liens). Notwithstanding the foregoing, no Grantor shall be required to take any action to maintain the security interest of the Collateral Trustee hereunder, except as and to the extent specified in Section 4 and Section 7.2 hereof. Neither the Company nor any Grantor will take or omit to take any action that would materially adversely affect or impair the Liens in favor of the Collateral Trustee with respect to the Collateral. Neither the Company nor any Grantor shall grant to any Person, or permit any Person to retain (other than the Collateral Trustee, the Company or the Grantors), any interest whatsoever in the Collateral, other than Permitted Liens.
     6.5 Goods.
          (a) Each Grantor shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Collateral Trustee;
          (b) If any Equipment or Inventory is in possession or control of any warehouseman, bailee or other third party (other than a Consignee under a Consignment for which such Grantor is the Consignor), each Grantor shall use commercially reasonable efforts to notify the third party of the Collateral Trustee’s security interest and obtaining an acknowledgment from the third party that it is holding the Equipment and Inventory for the benefit of the Collateral Trustee and will permit the Collateral Trustee or its designee to have access to Equipment or Inventory for purposes of inspecting such Collateral or, following the occurrence and during the continuance of a Secured Debt Default, to remove same from such premises if the Collateral Trustee so elects; and with respect to any Goods subject to a Consignment for which such Grantor is the Consignor, Grantor shall file appropriate financing statements against the Consignee and take such other action as may be reasonably necessary to ensure that the Collateral Trustee has a first priority perfected security interest in such Goods.
          (c) Each Grantor shall keep the Equipment, Inventory and any Documents evidencing any Equipment and Inventory in the locations specified on Schedule 5.5 (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof) unless it shall have (a) notified the Collateral Trustee in writing, by executing and delivering to the Collateral Trustee a completed Pledge Supplement together with all Supplements to Schedules thereto, at least fifteen (15) days prior to any change in locations, identifying such new locations and providing such other information in connection therewith as the Collateral Trustee may reasonably request in accordance with the terms of the Collateral Trust Agreement;

     6.6 Pledged Equity Interests, Investment Related Property.
          (a) Except as provided in the next sentence, and subject to Section 6.4, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property that constitutes Collateral hereunder, upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged Equity Interest or Investment Related Property that constitutes Collateral hereunder, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall take all steps, if any, that are necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Trustee over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Trustee) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Trustee and shall segregate such dividends, distributions, Securities or other property that constitutes Collateral from all other property of such Grantor. Notwithstanding the foregoing, so long as no Secured Debt Default shall have occurred and be continuing, Grantor may retain all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and consistent with the past practice of the issuer and all scheduled payments of principal and interest.
          (b) Voting.
          (i) So long as no Secured Debt of Default shall have occurred and be continuing, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property that constitutes Collateral hereunder or any part thereof for any purpose;
          (ii) Upon the occurrence and during the continuation of a Secured Debt Default and upon written notice from the Collateral Trustee to such Grantor of the Collateral Trustee’s intention to exercise such rights:
          (1) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Trustee who shall thereupon have the sole right to exercise such voting and other consensual rights; and
          (2) in order to permit the Collateral Trustee to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Trustee all proxies, dividend payment orders and other instruments as the Collateral Trustee may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Trustee may utilize the power of attorney set forth in Section 8.1.
          (c) Except as expressly permitted by the Shared Lien Documents, without the prior written consent of the Collateral Trustee given in accordance with the terms of the Collateral Agreement, it shall not vote to enable or take any other action to: (i) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially changes the rights of such Grantor with respect to any Investment Related Property that is issued by a Controlled Issuer or adversely affects the validity, perfection or priority of the Collateral Trustee’s security interest, (ii) permit any issuer that is a Controlled Issuer of any

Pledged Equity Interest to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, or (iii) other than as permitted under the Shared Lien Documents, permit any issuer that is a Controlled Issuer of any Pledged Equity Interest to dispose of all or a material portion of their assets, cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests of a Controlled Issuer which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests of a Controlled Issuer to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (e), such Grantor shall promptly notify the Collateral Trustee in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Trustee’s “control” thereof; and
          (d) Except as expressly permitted by the Shared Lien Documents, without the prior written consent of the Collateral Trustee given in accordance with the terms of the Collateral Trust Agreement, it shall not permit any issuer of any Pledged Equity Interest issued by a Controlled Issuer to merge or consolidate unless (i) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, (ii) all the outstanding Capital Stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent Grantor; provided that if the surviving or resulting Grantors upon any such merger or consolidation involving an issuer which is a Controlled Foreign Corporation, then such Grantor shall only be required to pledge equity interests in accordance with Section 2.2 and (iii) Grantor promptly complies with the delivery and control requirements of Section 4 hereof.
     6.7 Intellectual Property.
          (a) It shall not knowingly, except in its reasonable business judgment, do any act or omit to do any act whereby any of the Material Intellectual Property may become prematurely abandoned, canceled, dedicated to the public, forfeited, unenforceable or otherwise impaired, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;
          (b) It shall not, with respect to any Trademarks constituting Material Intellectual Property, cease the use of any of such Trademarks, except in such Grantor’s reasonable business judgment, or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and such Grantor shall take all steps, in the exercise of its reasonable business judgment, necessary or desirable to ensure that licensees of such Trademarks use such consistent standards of quality;
          (c) It shall notify the Collateral Trustee within 30 days after the last day of the fiscal quarter in which such event occurs, if it knows or has reason to know that any item of Material Intellectual Property may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any

state registry, any foreign counterpart of the foregoing, or any court) or (iv) the subject of any reversion or termination rights;
          (d) It shall, in the exercise of its reasonable business judgment, take all reasonable steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by any Grantor and constituting Material Intellectual Property;
          (e) It shall use best efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or may in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Material Intellectual Property acquired under such contracts;
          (f) In the event that any Material Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, diluted or otherwise violated by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect its business, including to protect its rights in such Material Intellectual Property, which may include, among other things, taking no action or the initiation of a suit for injunctive relief where appropriate and to recover damages;
          (g) It shall take all commercially reasonable steps necessary to protect the secrecy of all Trade Secrets, which may include, among other things, entering into confidentiality agreements with employees and consultants and labeling and restricting access to secret information and documents;
          (h) It shall, in the exercise of its reasonable business judgment consistent with current standard industry practice, use (or not use) statutory notice in connection with its use of any of the Material Intellectual Property, except as would not be expected to have a material adverse effect on the value of the Patents comprising the Material Intellectual Property, taken as a whole; and
          (i) It shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Material Intellectual Property or any portion thereof. In connection with such collections, such Grantor may take (and, at the Collateral Trustee’s reasonable direction, shall take) such action as such Grantor may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Collateral Trustee shall have the right at any time, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.
     6.8 Maintenance of Collateral. Each Grantor shall maintain the Collateral in good, safe and insurable operating order, condition and repair and shall do all other acts as may be reasonably necessary or appropriate to maintain and preserve the value of the Collateral. The Company and each Grantor shall pay all real estate and other taxes, and shall maintain in full force and effect all material permits. The Company and each Grantor shall provide to the Collateral Trustee evidence of such payment upon request. The Company and each Grantor shall main such commercially reasonable insurance coverage, and shall provide to the Collateral Trustee evidence of such coverage upon request.
     6.9 Certain Proceeds. Proceeds from the destruction or condemnation of the Collateral or from eminent domain proceedings shall be deposited into the Collateral Account,

to be invested in Additional Assets (as defined in the Indenture), which may include the performance to completion of rebuilding or restoration to a wholly operable state and a value and utility no less than that prior to the event of destruction or condemnation (such rebuilding or restoration, a “Restoration”) of the affected Collateral. Any remaining proceeds shall then be applied in accordance with Section 3.4 of the Collateral Trust Agreement.
     6.10 After-Acquired Property. Upon the acquisition , development or creation by the Company or any Grantor after the Issue Date (as defined in the Indenture) of (1) any assets, including, but not limited to, any after-acquired real property (other than leased real property) or any equipment or fixtures that constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the Collateral or (2) any Additional Assets (other than Excluded Assets) out of the Net Cash Proceeds (as defined in the Indenture) in compliance with the covenant described in the Indenture and any relevant Shared Lien Documents, the Company or such Grantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as are required under the terms of the Indenture and the other Shared Lien Documents and as may be necessary or required by applicable law to vest in the Collateral Trustee a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Assets) and to have such after-acquired property (other than Excluded Assets) added to the Collateral, and thereupon all provisions of this Agreement relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. For the avoidance of doubt, in the event that the Newport Beach Property has not been transferred on or prior to January 1, 2011 in a bona fide sale to a third party that is not an Affiliate of the Company, then such Newport Beach Property shall constitute after-acquired real property hereunder as if it was acquired on January 1, 2011. Furthermore, the Company and each Grantor shall comply with any other provisions set forth in the Indenture or any other Shared Lien Document with respect to the after-acquired property.
     6.11 Collateral Account. Each Grantor shall cause to be deposited into the Collateral Account funds as, when and to the extent contemplated by the Indenture and any Shared Lien Documents.
SECTION 7. RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.
     7.1 Right of Inspection. The Collateral Trustee shall at all times have access and inspection rights with respect to the Grantors and the Collateral as provided for in the Collateral Trust Agreement.

7.2	Further Assurances.
          (a) Subject to Section 6.4, each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents (including preparing and making all necessary filings to perfect the security interest granted to the Collateral Trustee herein), and take all further action, that may be reasonably necessary or required by applicable law in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral. The Company shall, and shall cause each Grantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary or required by applicable law to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured hereby. Without limiting the generality of the foregoing, each Grantor shall:
          (i) file (or authorize the filing of) such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or required by applicable law in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;
          (ii) take all actions necessary to ensure the recordation of appropriate evidence of the Liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or issued or in which an application for registration or issuance is pending, including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State;
          (iii) at any reasonable time, upon request by the Collateral Trustee, allow inspection of the Collateral during regular business hours by the Collateral Trustee, or persons designated by the Collateral Trustee (provided that, unless a Secured Debt Default has occurred and is continuing, no more than one (1) such inspection shall occur per each twelve-month period);
          (iv) at the Collateral Trustee’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Trustee’s security interest in all or any part of the Collateral; and
          (v) furnish the Collateral Trustee with such information regarding the Collateral, including, without limitation, the location thereof, as the Collateral Trustee may reasonably request from time to time.
          (b) Notwithstanding any provision of this Agreement, including without limitation, Section 7.2(a), Grantor shall not be obligated to make any filings or recordings outside of the United States solely with respect to the perfection or priority of any security interest in any such Intellectual Property in connection with this Agreement, and Grantor shall not be responsible for any costs or expenses arising from any such filings, recordings or other actions made outside of the United States with respect to any such Intellectual Property in connection with this Agreement, or any costs or expenses arising from the preparation, execution or delivery or any instruments or documents relating thereto.
          (c) Each Grantor hereby authorizes the Collateral Trustee to file a Record or Records, including, without limitation, financing or continuation statements, Intellectual Property Security Agreements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as may be required by applicable law are necessary to perfect or otherwise protect the security interest granted to the Collateral Trustee herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as may be required by applicable law or is necessary, to ensure the perfection of the security interest in the Collateral granted to the Collateral Trustee herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect. Each Grantor shall furnish to the Collateral Trustee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Trustee may reasonably request, all in reasonable detail.
               (d) Each Grantor hereby authorizes the Collateral Trustee to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 5.2 (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest. Notwithstanding anything to the contrary contained herein, the Collateral Trustee shall have no responsibility for the preparing, recording, filing, re-recording, or re-filing of any financing statement, continuation statement or other instrument in any public office.
     7.3 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Pledge Supplement. Upon delivery of any such Pledge Supplement to the Collateral Trustee, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if the Additional Grantor were an original signatory hereto.
The terms “Material Restricted Subsidiary” and “First Tier Foreign Subsidiary” used in the following sentence have the meanings given to them in the Indenture. The Company additionally will execute a Pledge Supplement and take such further actions as are necessary to (A) pledge the Capital Stock of each Material Restricted Subsidiary (other than any Receivables Entity) and 65% of each First Tier Foreign Subsidiary (provided that such pledge of the Capital Stock of each First Tier Foreign Subsidiary shall not require perfection under foreign law) and (B) in each case take such actions necessary or advisable to grant to the Collateral Trustee a perfected security interest in any Collateral held by such Material Restricted Subsidiary or such Capital Stock, as applicable, subject to Permitted Liens.
Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Trustee not to cause any Subsidiary of the Company to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.
SECTION 8. COLLATERAL TRUSTEE APPOINTED ATTORNEY-IN-FACT.
     8.1 Power of Attorney. Until the discharge of Shared Lien Obligations, each Grantor hereby irrevocably appoints the Collateral Trustee (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Trustee or otherwise, from time to time in the Collateral Trustee’s discretion to take any action and to execute any instrument that the Collateral Trustee may, acting in accordance with the terms of the Collateral Trust Agreement, deem reasonably necessary or, in the Collateral Trustee’s reasonable judgment, advisable to accomplish the purposes of this Agreement, including, without limitation, the following:
               (a) upon the occurrence and during the continuance of any Secured Debt Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Trustee pursuant to the Shared Lien Documents or the Collateral Trust Agreement;
               (b) upon the occurrence and during the continuance of any Secured Debt Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
               (c) upon the occurrence and during the continuance of any Secured Debt Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;
               (d) upon the occurrence and during the continuance of any Secured Debt Default, to file any claims or take any action or institute any proceedings for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Trustee with respect to any of the Collateral;
               (e) to prepare and file any UCC financing statements against such Grantor as debtor;
               (f) to prepare, sign, and file for recordation in the intellectual property registry, appropriate evidence of the Lien and security interest granted herein in any Intellectual Property in the name of such Grantor as debtor;
               (g) upon the occurrence and during the continuance of any Secured Debt Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same, as reasonably determined by the Collateral Trustee, any such payments made by the Collateral Trustee to become obligations of such Grantor to the Collateral Trustee, due and payable immediately without demand; and
               (h) upon the occurrence and during the continuance of any Secured Debt Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Trustee were the absolute owner thereof for all purposes, and to do, at the Collateral Trustee’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Trustee, acting in accordance with the Collateral Trust Agreement, determines are reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Trustee’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
8.2	No Duty on the Part of Collateral Trustee or Secured Parties.
The powers conferred on the Collateral Trustee hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Trustee or any other Secured Party to exercise any such powers. The Collateral Trustee and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 9. REMEDIES.
          9.1 Generally.
               (a) If any Secured Debt Default shall have occurred and be continuing, the Collateral Trustee may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Trustee on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may, without limiting the generality of the foregoing, pursue any of the following separately, successively or simultaneously, in each case without demand of performance or any other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Grantor or any Person (all of which demands, defenses, advertisements and notices are hereby waived):
               (i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Trustee forthwith, assemble all or part of the Collateral as directed by the Collateral Trustee, in accordance with the terms of the Collateral Trust Agreement, and make it available to the Collateral Trustee at a place to be designated by the Collateral Trustee that is reasonably convenient to both parties;
               (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;
               (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Trustee deems appropriate, in accordance with the terms of the Collateral Trust Agreement; and
               (iv) without notice except as specified below or under the UCC, collect, receive, appropriate and realize upon the Collateral or any part thereof and/or sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Trustee’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Trustee may deem commercially reasonable.
               (b) The Collateral Trustee or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Trustee, as Collateral Trustee for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Trustee at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor (or such greater minimum amount if prescribed by applicable law) of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Collateral Trustee arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Trustee accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Trustee to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Trustee, that the Collateral Trustee has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Collateral Trustee hereunder.
               (c) The Collateral Trustee may sell the Collateral without giving any warranties as to the Collateral. The Collateral Trustee may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
               (d) The Collateral Trustee shall have no obligation to marshal any of the Collateral.
     9.2 Application of Proceeds. All proceeds received by the Collateral Trustee in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Trustee in accordance with Section 3.4 of the Collateral Trust Agreement.
     9.3 Sales on Credit. If Collateral Trustee sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Trustee and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Trustee may resell the Collateral and Grantor shall be credited with proceeds of the sale.
     9.4 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Trustee may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Trustee shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Trustee determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Trustee all such information as the Collateral Trustee may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Trustee in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
     9.5 Grant of Intellectual Property License. For the purpose of enabling the Collateral Trustee, during the continuance of a Secured Debt Default, to exercise rights and remedies under Section 9 hereof at such time as the Collateral Trustee shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Trustee, to the extent assignable, an irrevocable (during the continuance of a Secured Debt Default), non-exclusive license, subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, assign, license or sublicense and otherwise exploit any of the Intellectual Property now owned or hereafter owned by such Grantor, wherever the same may be located and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
9.6	Intellectual Property.
               (a) Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of a Secured Debt Default:
               (i) the Collateral Trustee shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Trustee or otherwise, in the Collateral Trustee’s sole discretion, to enforce any Intellectual Property rights of such Grantor, in which event such Grantor shall, at the request of the Collateral Trustee, do any and all lawful acts and execute any and all documents required by the Collateral Trustee in aid of such enforcement, and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Trustee as provided in Section 12 hereof in connection with the exercise of its rights under this Section 9.6;
               (ii) upon written demand from the Collateral Trustee, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Trustee or such Collateral Trustee’s designee all of such Grantor’s right, title and interest in and to any Intellectual Property and shall execute and deliver to the Collateral Trustee such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;
               (iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Trustee (or any other Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, any such Intellectual Property;

               (iv) within five (5) Business Days after written notice from the Collateral Trustee, each Grantor shall make available to the Collateral Trustee, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Secured Debt Default as the Collateral Trustee may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with any Trademarks or Trademark Licenses, such persons to be available to perform their prior functions on the Collateral Trustee’s behalf and to be compensated by the Collateral Trustee at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Secured Debt Default; and
               (v) the Collateral Trustee shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of any Intellectual Property of such Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Trustee, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;
               (1) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Trustee hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Trustee in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9.7 hereof; and
               (2) Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.
               (b) If (i) a Secured Debt Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Secured Debt Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Trustee of any rights, title and interests in and to any Intellectual Property of such Grantor shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Trustee shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Trustee as aforesaid, subject to any disposition thereof that may have been made by the Collateral Trustee; provided, after giving effect to such reassignment, the Collateral Trustee’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Trustee granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Trustee and the Secured Parties.

SECTION 10. COLLATERAL TRUSTEE.
The Collateral Trustee has been appointed to act as Collateral Trustee hereunder by the Secured Parties. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Trustee for the benefit of Secured Parties in accordance with the terms of this Section. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Trustee pursuant to this Agreement and the exercise of any right or remedy by such Collateral Trustee hereunder are subject to the terms of the Collateral Trust Agreement.
SECTION 11. CONTINUING SECURITY INTEREST.
This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Discharge of Shared Lien Obligations, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Trustee hereunder, to the benefit of the Collateral Trustee and its successors, transferees and assigns. To the extent a release of Liens upon all or any portion of the Collateral is expressly contemplated pursuant to the Collateral Trust Agreement and the relevant release provisions of the Collateral Trust Agreement have been complied with in respect of such Collateral, then upon the Collateral Trustee’s execution and delivery of such release in accordance with the terms of the Collateral Trust Agreement, the security interest granted hereby in such Collateral shall be released of record and all rights to such Collateral shall revert to the Grantors.
Upon any such termination the Collateral Trustee shall, at the Grantors’ expense, execute and deliver to the Grantors or otherwise authorize the filing of such documents as the Grantors shall reasonably request and provide, including financing statement amendments to evidence such termination, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Trustee shall, at the applicable Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request and provide, including financing statement amendments to evidence such release.
SECTION 12. STANDARD OF CARE; COLLATERAL TRUSTEE MAY PERFORM.
The powers conferred on the Collateral Trustee hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, and its duty to release Collateral under Section 11 of this Agreement, the Collateral Trustee shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Neither the Collateral Trustee nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Trustee may (but without an obligation to do so) itself perform, or cause performance of, such agreement, and the expenses of the Collateral Trustee incurred in connection therewith shall be payable by each Grantor under Section 7.10 of the Collateral Trust

Agreement. In the performance of its obligations hereunder, the Collateral Trustee shall be entitled to the same rights, benefits, protections, indemnities and immunities afforded to it pursuant to the Collateral Trust Agreement.
SECTION 13. MISCELLANEOUS.
Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 7.7 of the Collateral Trust Agreement. No failure or delay on the part of the Collateral Trustee in the exercise of any power, right or privilege hereunder or under any other Shared Lien Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Collateral Trust Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or a Secured Debt Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Trustee and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Trustee given in accordance with the Collateral Trust Agreement, assign any right, duty or obligation hereunder. This Agreement, the Collateral Trust Agreement and the other Shared Lien Documents embody the entire agreement and understanding between the Grantors and the Collateral Trustee and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Collateral Trust Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be amended only by a writing signed by all parties hereto including in the Collateral Trustee acting under the authority of the Collateral Trust Agreement. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page to this Agreement by facsimile, pdf file or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).
THE PROVISIONS OF THE COLLATERAL TRUST AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED

HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE COLLATERAL TRUST AGREEMENT.
Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Trustee pursuant to this Agreement and the exercise of any right or remedy by the Collateral Trustee hereunder may be subject to the provisions of an ABL Intercreditor Agreement and/or Receivables Facility Intercreditor Agreement. In the event of any conflict between the terms of an ABL Intercreditor Agreement or Receivables Facility Intercreditor Agreement and this Agreement, the terms of the ABL Intercreditor Agreement or Receivables Facility Intercreditor Agreement shall govern and control.

IN WITNESS WHEREOF, each Grantor and the Collateral Trustee have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CONEXANT SYSTEMS, INC., as Grantor
By:	/s/ Mark. D. Peterson
	Name:	Mark. D. Peterson
	Title:	Senior Vice President

CONEXANT, INC., as Grantor
By:	/s/ Mark. D. Peterson
	Name:	Mark. D. Peterson
	Title:	Senior Vice President

CONEXANT SYSTEMS WORLDWIDE, INC., as Grantor
By:	/s/ Mark. D. Peterson
	Name:	Mark. D. Peterson
	Title:	President

BROOKTREE BROADBAND HOLDING, INC., as Grantor
By:	/s/ Mark. D. Peterson
	Name:	Mark. D. Peterson
	Title:	President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Trustee
By:	/s/ Sharon McGrath
	Name:	Sharon McGrath
	Title:	Vice President